UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) February 22, 2006
PROCENTURY CORPORATION
(Exact Name of registrant as Specified in Charter)

Ohio (State or other jurisdiction of Incorporation)	000-50641 (Commission File Number)	31-1718622 (I.R.S. Employer Identification No.)
465 Cleveland Avenue, Westerville, Ohio 43082
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 614-895-2000
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On February 22, 2006, ProCentury Corporation (the “Company”) and Ms. Erin E. West entered into an employment agreement (the “Agreement”) under which Ms. West will serve as Chief Financial Officer and Treasurer of the Company. The Agreement provides Ms. West with an annual base salary of at least $200,000 effective October 1, 2005 through March 1, 2006 and not less than $225,000 effective March 1, 2006, plus annual performance based cash incentive bonuses of up to 40% of her base salary in accordance with the Company’s annual incentive plan. Ms. West will also be provided with other customary executive benefits, including: (i) participation in retirement or welfare benefit plans, if any; (ii) health, disability and other insurance plans; (iii) whole life insurance; (iv) sick leave; (v) reasonable vacation time; and (vi) other benefits as may be approved by the Company’s board of directors or compensation committee on a case-by-case basis for proper business purposes.
     The Agreement may be terminated at any time upon the mutual agreement of the Company and Ms. West, and will automatically terminate upon her death. The Company may terminate the Agreement at any time, without cause, upon 30 days prior written notice to Ms. West or for cause immediately upon written notice of termination to Ms. West. Ms. West may terminate the Agreement at any time without good reason upon 30 days prior written notice to the Company, or for good reason upon 15 days prior written notice, provided that Ms. West will not resign if, prior to the expiration of the 15 day notice period, the Company causes the facts or events giving rise to the good reason to no longer exist. If the Agreement is terminated:
•	by the Company for cause, by the resignation of Ms. West, other than for good reason, or if Ms. West’s employment is terminated by death, her estate will be entitled to receive any earned but unpaid base salary through the effective date of termination, any award under the Company’s annual incentive plan which was awarded prior to the effective date of termination, and in addition, if Ms. West’s employment is terminated by death, her estate will be entitled to receive (i) continued payment of her base salary for 90 days following her death; (ii) an amount equal to the maximum bonus that she could have been awarded under the Company’s annual incentive plan for the current performance year divided by the number of days in the current performance year occurring prior to and including the date of her death; and (iii) continued benefits for 90 days following her death; or

•	by the Company other than for cause or if Ms. West resigns for good reason, she will be entitled to receive (i) any earned but unpaid base salary through the date of such termination; (ii) any award under the Company’s annual incentive plan that was awarded prior to the effective date of termination; (iii) continued payment of her base salary for 12 months following the date of termination; (iv) the maximum bonus that she could have been awarded under the Company’s annual incentive plan for the current performance year; and (v) continued benefits for 12 months following the date of termination.
     Under the Agreement, if a change in control occurs, as defined in the Agreement, and within the 12 months following a change of control, the Company discharges Ms. West other than for cause or if Ms. West resigns for good reason, she will be entitled to receive within 30 days of her termination of employment (i) any earned but unpaid base salary through the date of termination; (ii) any award under the Company’s annual incentive plan that was awarded prior to the effective date of termination; (iii) the amount of her then current base salary at the date of termination; and (iv) the amount of the maximum bonus that she could have been awarded under the Company’s annual incentive plan. In addition, Ms. West will be entitled to continued benefits for 12 months following the date of termination.
     Ms. West will be bound by confidentiality, non-competition and non-solicitation provisions during the term of the Agreement and, with respect to the non-competition and non-solicitation provisions, for a period of 12 months following termination of the Agreement or, if longer, the entire period for which she is entitled to payments of base salary, bonus or other incentive awards or other benefits, other than payments and benefits she would be entitled to receive in the event of a change in control.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROCENTURY CORPORATION (Registrant)
Date: February 28, 2006	By:	/s/ Erin E. West
Erin E. West
Chief Financial Officer and Treasurer